October 15, 2025

Kevin Veltman

Dear Kevin,

Congratulations! This letter confirms the details of our verbal offer for your new role as Chief Financial Officer reporting to Andi Owen, President and CEO. Your transfer date is October 20, 2025. Your assigned work location will be the Design Yard. As a MillerKnoll associate, you will be part of the engine powering the world’s most dynamic design brands.

Compensation
As discussed, your total target compensation is $1,872,000. Your bi-weekly pay will be $20,000, annualized; this amount will be $520,000. Any future base pay increases will be driven by job performance, pay administration program guidelines, and review of competitive market data.

You will be eligible to participate in MillerKnoll’s Annual Incentive Cash Bonus Plan (AIP), with a target award equal to 75% of your annualized base salary. The achievement of the award will be based 100% on MillerKnoll Adjusted Operating Earnings results as determined by the MillerKnoll Compensation Committee of the Board of Directors (Compensation Committee). For FY26, your AIP target award will be prorated based on eligible earnings paid from June 1, 2025, to October 14, 2025, multiplied by 50%. From October 20, 2025, to May 30, 2026, it is multiplied by 75%. The details of the AIP are provided separately and are governed by the Compensation Committee.

You will also be eligible to participate in our Long-Term Incentive (LTI) Plan; the first grant will be provided in July 2026. The target value for your LTI Equity Award is 185% of your base salary. The targeted award value, amount granted, and type of equity-based instrument used to deliver the award value are subject to annual adjustments by the Compensation Committee.

For FY26, you will receive a special one-time LTI grant effective October 22, 2025, with a target award value of $500,000. The target value will be granted 50% in RSUs that will vest one-third on the anniversary of the grant date. The remaining 50% granted in PSUs will vest 100% upon certification of performance requirements on July 22, 2028.

Stock Ownership Requirements
MillerKnoll believes that ownership aligns the interests of employees with those of shareholders. In support of this belief, and given the nature of your role, your stock ownership requirement is equal to three times your base salary, or $1,560,000. Detailed requirements can be found in the Stock Ownership Guidelines located in Appendix 1.

Severance
In certain circumstances, you will be eligible for severance, pursuant to the Salary Continuation Program. Currently, your position would be eligible for 18-months of salary continuation upon signing the Termination and Mutual Release Agreement at time of separation. Newly hired executives terminated prior to one full year of service receive one-half of the applicable salary continuation package. Those terminated between 12 months and 24 months of service receive two-thirds of the applicable salary continuation package. After 24 months of service executives are eligible for full salary continuation benefits.

Please provide your electronic signature to demonstrate your acceptance of this offer letter. Your electronic signature is as binding as an ink signature. If you have any questions, please feel free to contact me.

/s/ Andi Owen	10/16/25
Andi Owen	Date
President and CEO

Acceptance of Offer:

/s/ Kevin Veltman	10/16/25
Kevin Veltman	Date

Appendix 1

Stock Ownership Guidelines – Effective December 1, 2025

The total value of the individual executive’s holdings is determined annually on December 1 by using the MillerKnoll, Inc. (NASDAQ: MLKN) share price multiplied by total share ownership as follows:
1)Leadership Team Member Ownership Requirement – multiple of salary
-CEO: 6x
-Tier 1 – CEO Direct Reports: 3x
-Tier 2 – Non-CEO Direct Reports: 2x
-Tier 3 – VP & Below

2)Shares Counted
-Direct Ownership, which includes shares owned and/or held in 401(k) and profit-sharing plans, street name/spouse, trust for the benefit of the executive or his/her family, and owned by any immediate dependent family member residing in the same household.
-Unvested time-based restricted shares/units.

3)Share Price
-Assessed annually on December 1 using the higher of the closing stock price or the 36-month average closing stock price on the last trading day of each month.

Retention Requirement
When selling shares, executives who have not met applicable ownership guidelines must retain a minimum of 50% of the net (post-tax) value of vested restricted stock, performance shares, restricted stock units, and spread value of exercised stock options.